Exhibit 99.1

Shattuck Labs Announces Appointment of Clay Siegall, Ph.D., and Kate Sasser, Ph.D., to its Board of Directors

AUSTIN, TX & DURHAM, NC, March 4, 2024 – Shattuck Labs, Inc. (Shattuck) (Nasdaq: STTK), a clinical-stage biotechnology company pioneering the development of bifunctional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease, today announced the appointment of Clay Siegall, Ph.D., and Kate Sasser, Ph.D., to its Board of Directors, effective March 1, 2024. Both Dr. Siegall and Dr. Sasser are highly successful executives and scientific pioneers who bring valuable industry experience to Shattuck.

“It is a pleasure to welcome Clay and Kate, esteemed industry leaders, to our Board of Directors,” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “Clay’s impressive record of building and leading companies from drug discovery through commercialization, together with Kate’s drug development expertise and insight in leading translational research, are invaluable as we transition to late-stage clinical development of SL-172154. Following the next clinical updates expected mid-year, we anticipate continued expansion of and future pivotal studies for SL-172154 in multiple indications. This was an appropriate time for us to expand our already strong Board of Directors, and we are eager to begin working with Clay and Kate as we progress towards these important inflection points.”

Dr. Siegall added, “I have gotten to know Taylor and the team at Shattuck over the past several years and am delighted with the company’s progress. I have developed CD40 targeted therapies in the past, followed the CD47 landscape, and the emerging clinical data suggests that the design of SL-172154 may address the historical challenges for both targets. I look forward to offering my guidance to company management as they execute on their strategic objectives and position the company for continued growth.”

Dr. Clay Siegall is the President, Chief Executive Officer and Chairman of the Board of Immunome, Inc. (Nasdaq: IMNM). With a distinguished career in leadership and drug development, he has significantly contributed to the pharmaceutical industry, including spearheading the establishment of antibody-drug conjugates as a backbone of cancer therapy in many indications. Previously, Dr. Siegall held the positions of Chief Executive Officer, President, and Chairman of the Board at Seagen Inc. (formerly Seattle Genetics, Inc.). He was the founder of Seattle Genetics, established in 1998, where he guided the company to prominence as a pharmaceutical leader, particularly in the development of antibody-drug conjugates for cancer therapy. Prior to founding Seattle Genetics, Dr. Siegall held numerous leadership positions at Bristol Myers Squibb’s Pharmaceutical Research Institute and the National Cancer Institute. Dr. Siegall holds a Ph.D. in Genetics from George Washington University as well as a B.S. in Zoology from the University of Maryland.

Dr. Sasser added, “Joining Shattuck’s Board of Directors is an exciting opportunity. Shattuck’s new class of dual function fusion proteins has the potential to create novel therapeutics for patients with cancer and autoimmune diseases. The emerging clinical data with SL-172154 suggests that the CD40 agonism is differentiated from multiple agonists developed in the past. I look forward to working with the outstanding management team and Board of Directors to advance the company’s pipeline, unlock further value from the proprietary Agonist Redirected Checkpoint platform technology, and lay the foundation for sustained growth.”

Dr. Kate Sasser is the Chief Scientific Officer of Tempus. Dr. Sasser brings over 25 years of experience in translational research and precision medicine in biological sciences across academia and the pharmaceutical and biotech industry. Prior to Tempus, she led the translational research, precision medicine, and R&D operations organizations within Genmab A/S, a biotech company focused on developing transformative antibody therapeutics as medicine. She also led translational research for oncology at Johnson and Johnson Innovative Medicine (formerly Janssen Pharmaceuticals Companies). Dr. Sasser holds a Ph.D. in Integrated Biomedical Sciences from the Ohio State University as well as a B.S. from Oregon State University.

About Shattuck Labs, Inc.

Shattuck Labs, Inc. (Nasdaq: STTK) is a clinical-stage biotechnology company pioneering the development of bi-functional fusion proteins as a new class of biologic medicine for the treatment of patients with cancer and autoimmune disease. Compounds derived from Shattuck’s proprietary Agonist Redirected Checkpoint (ARC®) platform are designed to simultaneously inhibit checkpoint molecules and activate costimulatory molecules with a single therapeutic. The company’s lead SL-172154 (SIRPα-Fc-CD40L) program, which is designed to block the CD47 immune checkpoint and simultaneously agonize the CD40 pathway, is being evaluated in multiple Phase 1 trials. Shattuck has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: clinical development plans and strategies for SL-172154, timing of anticipated clinical data, future plans for Shattuck’s pipeline and Shattuck’s strategies. Words such as “anticipate,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Shattuck’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different. Risks and uncertainties which could cause such outcomes to change include: global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of Shattuck’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of the company’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources and other risks and uncertainties identified in Shattuck’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent disclosure documents filed with the SEC. Shattuck claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Shattuck expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor & Media Contact:

Conor Richardson

Vice President of Investor Relations

Shattuck Labs, Inc.

InvestorRelations@shattucklabs.com